EXHIBIT 10.17

GLOBALOPTIONS GROUP, INC.
415 Madison Avenue, 17th Floor
New York, NY 10017

March 31, 2013

Jeff Nyweide, CFO and E.V.P. Corp. Dev.
GlobalOptions Group, Inc.
415 Madison Avenue
17th Floor
New York, NY 10017

Re:	Your Employment Agreement dated July 30, 2007, as amended on each of August 13, 2009, May 13, 2010, December 10, 2010, and March 26, 2012 (collectively the “Agreement”; capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Jeff:

The Board of Directors desires that you continue to serve as Chief Financial Officer, Executive Vice President of Corporate Development, and Secretary from the date hereof until June 30, 2013 with automatic month to month extensions until either party provides a thirty (30) day written notice of Termination. It is acknowledged by the parties hereto, that your employment termination date of December 31, 2012 as contemplated by the March 26, 2012 amendment was extended under the same terms and conditions of the March 26, 2012 amendment until the date hereof. This letter (the “Amendment”) is to modify and clarify the Agreement, effective as of March 31, 2013.

1. The parties hereby acknowledge that the current term of your employment was extended by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination or amendment as contemplated therein. Accordingly, Section 1 is amended and by replacing the first sentence as follows:

“The Company agrees to continue your employment as Chief Financial Officer, Treasurer, Secretary, and Executive Vice President Corporate Development for the Company until June 30, 2013 with automatic month to month extensions thereafter until written notice of termination is provided by either party with or without cause and such written notice shall provide a minimum of thirty (30) day notice period for such termination (“Termination Notice”).”

2. Section 2 is hereby amended and restated as follows:

“Salary: (a) From April 1, 2013, and until the later of June 30, 2013 or thirty (30) days after the Termination Notice, the Base Salary per month shall be $15,000, payable on the first of each month, and all other payments and Benefits provided for in the Agreement, provided, however, Benefits under this Section 2(a) and Section 2(b) below, shall not include the monthly housing allowance.

(b) In addition to the Base Salary and Benefits, as an inducement for the Employee to remain in the employ of the Company, the Employee notwithstanding anything contained in this Agreement, upon a termination of employment without Cause or for Good Reason or as a result of death or Disability prior to the end of the term or any extension thereto, the Employee shall receive the Base Salary and continued Benefits through the end of the term. In addition, if the Company enters into an agreement to acquire or merge with or into an operating company (a “Sale”), upon the closing date of such acquisition or merger (the “Closing Date”) the Employee shall receive a fee equal to $250,000 (“Success Fee”) to be paid in the form of restricted stock, and the restricted stock shall be the number of shares equal to $250,000 based upon the deal price at closing which will be fully vested and freely tradeable shares of the Company’s common stock (“Success Fee”) under the Company’s equity plan on the Closing Date. Provided, that the stock shall contain a cashless provision wherein the Employee may elect that the Company withhold that number of shares necessary to satisfy the Employee’s tax obligations arising from the grant and the Company will pay the applicable taxes. Notwithstanding the foregoing, in the event that Employee’s employment is terminated without Cause or Good Reason or as a result of his death or Disability and a Sale is consummated within nine months of the date of termination, the Employee shall be entitled to the Success Fee, as described above.

(c) The equity grant referred to in the second sentence of Section 2(b) in the Amendment dated March 26, 2012 remains outstanding in accordance with its terms.

4. In the event that it is ultimately determined that the payment of the amounts held in the rabbi trust or hereunder were made in violation of Section 409A of the Code, the Company shall pay or fully indemnify the Employee for all costs associated with such determination, including without limitation, any additional tax, interest or legal fees.

5. The obligations under Section 12 shall end on the last day of the term,

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby. This Amendment shall be governed and construed under the laws of the State of New York.

Please sign below to acknowledge your agreement to and acceptance of this Amendment to the Agreement.

Sincerely,

/s/ Harvey Schiller
Harvey Schiller
Chairman & CEO

Agreed to:

/s/ Jeff Nyweide
Jeff Nyweide

Date: March 31, 2013